UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2011
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Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

6401 Hollis St., Suite 125
Emeryville, CA		94608
(Address of principal		(Zip code)
executive offices)

Registrant's telephone number, including area code: (302) 691-6189

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

     On August 17, Lyris Inc. (“Lyris”) entered into a Termination Agreement (the “Agreement”) with SiteWit Corp. (“SiteWit”), a privately held company that provides an online marketing search engine to its customers. Pursuant to the Agreement, the Strategic Partnership Agreement dated July 23, 2010, as amended, by and between SiteWit and Lyris and the Stock Purchase Agreement dated July 23, 2010 by and between SiteWit and Lyris (together, the “Prior Agreements”) were terminated effective as of August 17, 2011.

     Lyris entered into the Prior Agreements with SiteWit to secure the right to use SiteWit’s online marketing search engine technology, and to develop and market certain services related to SiteWit’s product. To date, Lyris has invested $750,000 in SiteWit and owns a minority of SiteWit’s outstanding stock.

     Due to a disagreement regarding the parties’ respective rights and obligations under the agreements, the parties have mutually agreed to terminate the Prior Agreements and release one another from all rights and obligations thereunder. Pursuant to the Agreement, Lyris will make no further investments in SiteWit, the right of Lyris to designate one of the members of SiteWit’s board of directors was terminated, and Lyris has returned to SiteWit approximately 75% of the SiteWit shares that were issued to Lyris pursuant to the Prior Agreements. For a period of 18 months commencing on August 17, 2011, Lyris’s remaining SiteWit shares are subject to a right of repurchase by SiteWit or SiteWit’s shareholders for the original aggregate purchase price, and under some circumstances Lyris would have a one-time right to require SiteWit to repurchase all the remaining SiteWit shares that Lyris holds.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lyris, Inc.

By:	/s/ Wolfgang Maasberg
Name:	Wolfgang Maasberg
Title:	Chief Executive Officer

Date: August 19, 2011